NEWS RELEASE
Completel Europe N.V.                            Investor Contact:
Blaak 16                                         Catherine Blanchet,
3011 TA Rotterdam                                Director of Investor Relations
The Netherlands                                  Tel: +33 1 72 92 20 32
+31 10 43 00 844                                 e-mail : ir@completel.fr

(ParisBourse: CTL)

November 8th, 2002


                 RECAPITALIZATION PLAN SUCCESSFULLY COMPLETED

                 EBITDA IMPROVEMENT OF 34% DESPITE SEASONALITY

              STRONG CASH POSITION THROUGH HIGHER THAN ANTICIPATED
            EQUITY INCREASE, EBITDA IMPROVEMENT AND CAPEX CONTROL


Recapitalization:

o        Recapitalization plan completed on September 17, 2002

o        Bond debt eliminated

o        Total (euro)43.7 million of equity invested, exceeding the estimated
         (euro)30 million needed to reach cash flow breakeven

o Total equity investments may increase to (euro)47.0 million through exercise of warrants issued

Q3 2002 Financial Highlights:

o Revenue of(euro)23.4 million for Q3'02 vs.(euro)19.8 million in Q3'01, an increase of 18.3%

o Despite strong seasonality due to French summer holiday, growth of retail revenue by 3% at(euro)17.8 million for Q3'02 from(euro)17.3 million in Q2'02

o        Gross margin of 34.5% remains stable despite summer seasonality

o Successful implementation of S,G&A reduction program to adapt the company organization to the new business scope : S,G&A expenses reduced by 18% in Q3'02 compared to Q2'02

o Adjusted EBITDA losses reduced by 34% to (euro)4.2 million in Q3'02 compared to Q2'02 o (euro)73.3 million cash balances at the end of September 2002

Q3 2002 Operational Highlights:

o        Total customers connected of 1,173 compared to 1,105 in Q2'02

o        Limited churn during Recapitalization process

o        License extended to all of the French metropolitan territory

o New partnership agreement signed with Spie Communications to provide end-to-end communication solutions



Completel Europe NV, an integrated communications provider serving the French telecom market, today announced results for the third quarter 2002. Completel reported third quarter revenue of (euro)23.4 million compared to (euro)19.8 million in Q3'01, an increase of 18%, and third quarter EBITDA losses of
(euro)4.2 million compared to (euro)14.6 million in Q3'01, a reduction of 71%.

Jerome de Vitry, President and Chief Executive Officer, commented : "I'm pleased that we completed the recapitalization plan on September 17. As we announced at the time of recapitalization, going forward we have a strong cash position and balance sheet, with no bond debt outstanding. Importantly, we have raised (euro)43.7 million of equity, which we believe is more than sufficient to fund our operations through to cash flow breakeven. Our strong balance sheet along with key our competitive advantages - the largest network and broadest fiber network coverage of all alternative operators in France, direct customer fiber connections and a comprehensive portfolio of services -will reinforce our position as a leading alternative carrier in the French Telecom market. Additionally, we were recently awarded a national license, which will allow us to serve all needs of our customer base and to penetrate new strategic markets, such as national accounts or public institutions."

Jerome de Vitry added : "With the recapitalization behind us, I'm confident that the company will benefit from experienced and established investors. Major shareholders now include : historical and private equity investors -Meritage and DeGeorge Telcom-, and institutional investors - Goldman Sachs, Deutsche Bank, Malo Asset Management, Sisu Capital. These institutional investors, in addition to the conversion of their notes to equity, made a total cash investment of approximately (euro)13 million. I believe that our old and new shareholders provide a broad experienced base to support the future development of Completel as a leading alternative operator in France."

Alexandre Westphalen, Vice President Finance, stated: "We remain focused on reaching adjusted EBITDA positive while optimising our cash burn. Our cash balance of (euro)73.3 million at the end of the quarter should fully fund the company to cash flow breakeven. We continue to reduce our cash burn every quarter through a combination of revenue growth and cost savings. We have reduced our EBITDA losses by 34% to (euro)4.2 million during the quarter. Our gross margin remains stable despite summer seasonality, which historically reduces customer on net minutes. We are benefiting from our S,G&A reduction program implemented in Q2'02. Finally, with our network and infrastructure in place, we continue to concentrate most of our capital expenditures on customer connections which focuses expenditures on revenue growth."








Summary Financial Information

Financials *
---------------------------------------------------------------------------------------------------
                                         Q3'01       Q2'02       Q3'02       Growth        Growth
In million of Euros                                                          Q3'02/        Q3'02/
                                                                              Q3'01         Q2'02
---------------------------------------------------------------------------------------------------
Revenue                                   19.8        24.1        23.4         18.2%        (3.0)%
---------------------------------------------------------------------------------------------------
Gross Margin                               2.0         8.6         8.1        305.0%        (5.8)%
---------------------------------------------------------------------------------------------------
Adjusted EBITDA **                       (14.6)       (6.4)       (4.2)       (71.3)%       (34.4)%
---------------------------------------------------------------------------------------------------
Capex                                     22.9         4.7         4.9       (78.6)%          4.3%
---------------------------------------------------------------------------------------------------

* Historical data based on continuing operations only (excluding contribution of UK and Germany sold in May 2002)

** Adjusted EBITDA excludes (in addition to interest, taxes, depreciation and amortization) non-cash compensation charges and foreign exchange loss and other expenses, including restructuring, impairment and other charges, as well as other non-recurring operating expenses. Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and therefore should not be considered as an alternative to operating income (loss), as an alternative to cash flows from operating activities, or as a measure of liquidity. Furthermore, the Company is not aware of any uniform standards for determining Adjusted EBITDA. Presentations of Adjusted EBITDA may not be calculated consistently by different companies in the same or similar businesses. As a result, the Company's reported Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.


Operating Statistics

-------------------------------------------------------------------------------------------------
                                                   Q1'02      Q2'02       Q3'02         Growth
ON-NET METRICS                                                                       Q3'02/Q2'02
-------------------------------------------------------------------------------------------------
Cumulative buildings connected                     1,320      1,488       1,594             7.1%
-------------------------------------------------------------------------------------------------
Cumulative total customers connected               1,030      1,105       1,173             6.2%
-------------------------------------------------------------------------------------------------
Cumulative on-net retail customers                   981      1,058       1,129             6.7%
-------------------------------------------------------------------------------------------------
ARPU (Euros/month)                                 4,615      4,675       4,880             4.4%
-------------------------------------------------------------------------------------------------

Historical data based on continuing operations only (excluding contribution of UK and Germany sold in May 2002)


Financial Review

Revenue

Completel reported revenue of (euro)23.4 million in the third quarter of 2002.


-------------------------------------------------------------------------------------------------------
Revenue Breakdown                         Q3'01       Q2'02       Q3'02       Growth        Growth
In million of Euros                                                           Q3'02/        Q3'02/
                                                                               Q3'01         Q2'02
----------------------------------------------------------------------------------------------------
Retail: Voice                               7.8        13.0        13.5         73.1%          3.8%
----------------------------------------------------------------------------------------------------
Retail: Internet, Data & Hosting            2.8         4.3         4.3         53.6%            0%
----------------------------------------------------------------------------------------------------
Total Retail Revenue                       10.6        17.3        17.8         67.9%          2.9%
----------------------------------------------------------------------------------------------------
Carriers Revenue                            2.7         3.6         3.1         14.8%       (13.9)%
----------------------------------------------------------------------------------------------------
ISP Dial Up Termination Revenue             6.5         3.2         2.5       (61.5)%       (21.9)%
----------------------------------------------------------------------------------------------------
Total Revenue                              19.8        24.1        23.4         18.2%        (2.9)%
----------------------------------------------------------------------------------------------------

Revenue

Retail revenue increased by 68% in the third quarter of 2002 compared to third quarter 2001 and by 3% compared to the previous quarter, reflecting the continued focus of the company on retail activity. Retail revenue accounted for 76% of total revenue in the third quarter of 2002 compared to 53% in Q3'01, significantly reducing the exposure to the volatile ISP market and weaker carrier market. As previously announced, the ISP dial up business continues to become less significant as the company focuses on retail activity.

The growth of retail revenue in the third quarter of 2002 was impacted to some extent by the complexity of the restructuring process, as well as historical strong seasonality due to summer holiday in France. The level of new orders was lower than anticipated, primarily due to the caution on the part of new customers because of uncertainties created by the recapitalization process until its successful completion.

During the quarter, Completel retail customer base reached 1,129 retail customers compared to 1,058 in Q2'02. There were 106 additional buildings connected to the network for a total of 1,594 buildings connected at the end of the quarter. New retail customers contracted during the quarter include :
Compass, APEC (National Association of Employment for Managers) and Ajilon (a subsidiary of Adecco group). Completel has also been successful in up-selling its existing customers such as Havas Voyage American Express, Alstom, Hewlett Packard and Groupama.

Both the carrier and the ISP dial up businesses represent a smaller portion of revenues as the Company continues to focus on retail activity. In total, the carrier and ISP businesses represented 46% of revenues in Q3'01, 28% in Q2'02 and 24% in Q3'02.

Demand from other carriers continues to be weak with several carriers ceasing operations. Carrier revenue decreased from (euro)3.6 million in the second quarter of 2002 to (euro)3.1 million in the third quarter. The company continues to focus on incumbent operators such as Swissom, Cable & Wireless and Telefonica.

Gross Margin

Gross margin was 34.5% in the third quarter of 2002 compared to 35.8% in Q2'02 and 10.3% in Q3'01. Gross margin has been impacted by seasonality of voice revenues this quarter.

Completel expects its gross margin to continue to improve as additional customers are added, network utilization improves with increased on net traffic, and customers continue to move toward higher margin products and services.

S,G&A

Selling, General and Administrative expenses (S,G&A) decreased from (euro)15.0 million in Q2'02 to (euro)12.3 million in Q3'02, representing a decline of 18%. S,G&A for the third quarter include a (euro)0.5 million one-off reverse accrual related to taxes.

Completel is benefiting from its S,G&A reduction program implemented in Q2'02. As part of the recapitalization plan, Completel has concentrated its efforts only in France. Consequently, the European corporate headquarters were closed, its management structure was simplified and overhead was reduced significantly. There were 479 employees at the end of the quarter compared to 529 in Q2'02. Through out this process Completel retained all of its key management.
Hosting activity has been successfully integrated into the core telecom activities. Hosting products and services are now sold by the telecom sales force, further lowering overhead costs.

Adjusted EBITDA

For the third quarter of 2002, adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA) losses were (euro)4.2 million, compared to losses of (euro)14.6 million in Q3'01 and (euro)6.4 million in Q2'02, a reduction of 71% and 34% respectively.

Operating losses

For the third quarter of 2002, operating losses were (euro)11.1 million, including (euro)0.4 million of non-cash compensation charges, (euro)7.4 million of depreciation and amortization, and (euro)0.9 million of reverse accrual on restructuring, impairment and other charges.

In comparison, for the second quarter of 2002, operating losses were
(euro)21.5 million, including (euro)2.5 million of non-cash compensation charges, (euro)7.5 million of depreciation and amortization, and (euro)5.1 million of restructuring, impairment and other charges. For the third quarter of 2001, operating losses were (euro)21.6 million, including (euro)2.8 million of non-cash compensation gain, (euro)7.1 million of depreciation and amortization, and (euro)2.7 million of restructuring, impairment and other charges.

Other income

During the third quarter, Completel recognized a one time gain of (euro)91.1 million reflecting the conversion of its bond debt into equity.

Capital Expenditures

Capital expenditures for the third quarter of 2002 amounted to (euro)4.9 million. This represents a reduction of 79% compared to Q3'01. The company completed the build-out of its MANs at the end of 2001. Since then, most asset deployments are success based and thus, primarily related to customer connections and, to a lesser extent, to capacity increase in response to traffic growth.

Funding and Outlook

As of September 30, 2002, Completel had (euro)73.3 million in cash and equivalents. Cash investments as part of the recapitalization were (euro)43.7 million and total cash outlays in the third quarter of 2002 were (euro)7.8 million.

Completel expects that its existing cash balances, together with the anticipated cash flow from its operations will provide it with sufficient capital to fully fund its operations to cash flow breakeven.

Completel believes that the demand for its retail services will continue in line with its experience over the past year. Completel expects that, if this revenue trend and demand for higher margin products continue and no significant network additions are required, the company should achieve adjusted EBITDA breakeven in the first quarter of 2003 and cash flow breakeven in the first quarter of 2004.

Shareholder Structure

After the completion of the recapitalization, Completel's principal shareholders consist of historical private investors (Meritage and DeGeorge Telcom) and financial institutions who invested approximately (euro)13 million in addition to the conversion of their notes (Goldman Sachs, Deutsche Bank, Malo Asset Management, Sisu Capital).

-------------------------------------------------------------------------
                  Post Recapitalization                     Ownership
-------------------------------------------------------------------------
Meritage                                                           30.2%
-------------------------------------------------------------------------
DeGeorge Telcom                                                     9.9%
-------------------------------------------------------------------------
Total major historical investors                                   40.1%
-------------------------------------------------------------------------
Goldman Sachs                                                      17.6%
-------------------------------------------------------------------------
Deutsche Bank                                                      10.3%
-------------------------------------------------------------------------
Malo Asset Management                                               8.3%
-------------------------------------------------------------------------
Sisu Capital                                                        6.9%
-------------------------------------------------------------------------
Total major new investors                                          43.1%
-------------------------------------------------------------------------
Public (including former noteholders  below 5% ownership)          16.8%
-------------------------------------------------------------------------






Post Recapitalization, the number of shares is as follows :
----------------------------------------------------------------------------------------------------
                                                        Number of shares       Nominal Value
----------------------------------------------------------------------------------------------------
Ordinary Shares                                                3,905,241      (euro)0.04
----------------------------------------------------------------------------------------------------
Preferred A Shares (post reverse split of 100/1)                  21,730      (euro)4.00
----------------------------------------------------------------------------------------------------
Preferred B Shares (post reverse split of 100/1)                  14,925      (euro)4.00
----------------------------------------------------------------------------------------------------

All preferred A and B preferred shares are convertible into ordinary shares at any time at a rate of 100 ordinary shares for each preferred share. Assuming full conversion, the number of ordinary shares would be 7,570,749.

---------------------------------------------------------------------------------------------------
C shares (without economical value)                            1,548,261      (euro)0.04
---------------------------------------------------------------------------------------------------

The features of all class of shares are detailed in both the Note d'Operation and the S1 Form available on our web site www.completel.com.


Personnel Changes

Effective November 27, 2002, Marie-Laure Weisberg, Senior Vice-President and General Counsel, will be leaving Completel. Jerome de Vitry, President and Chief Executive Officer, commented that "Marie-Laure's contribution has been invaluable in transitioning Completel to a restructured and fully funded company. We all thank her for her service and dedication to the company and we wish her well as she pursues new opportunities."

Conference Call

Further discussion of the above will be provided on the Company's quarterly call to be held on November 8, 2002 at 15:00 CET.

Completel Europe NV (ParisBourse: CTL).
Completel is a facilities-based provider of fibre optic local access telecommunications and Internet services to business end-users, carriers and ISPs with activities predominantly located in France.

NOTE:
Ordinary shares of Completel Europe N.V. will be issuable upon exercise of the warrants previously distributed by it to certain of its existing shareholders and any such issuance will represent new financing for the company. A registration statement relating to the ordinary shares of the company underlying its warrants has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These ordinary shares may not be sold nor may offers to buy them be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Following effectiveness of the registration statement, a written prospectus relating to these securities and meeting the requirements of Section 10 of the U.S. Securities may be obtained from CompleTel S.A.S. at Tour Egee, 9-11, allee de l'Arche 92671 Courbevoie Cedex, France; attention: investor relations. Telephone requests may be directed to our investor relations director at 01-72-92-20-32.

Revenue, gross margin, cash resource and funding forecasts, as well as certain other information contained in this press release constitutes "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act. These forward-looking statements are identified by their use of such words as "believes," "anticipates," "should," "may," "expects" and similar expressions. Such statements are based on the current expectations and assumptions of the management of Completel only, and Completel does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Completel's actual future results, performance and achievements to differ materially from those forecasted or suggested in this press release. These factors include, but are not limited to: (a) decline in demand for Completel's telecommunications services; (b) pricing pressures from Completel's direct competitors as well as from providers of alternative services; (c) failures, shutdowns or service disturbances with respect to Completel's networks; (d) Completel's inability to develop and maintain efficient operations support; (e) regulatory developments in Europe adverse to Completel or difficulties of Completel in maintaining necessary telecommunications licenses or other governmental approvals; and (f) worsening carrier and Internet data market weakness. For a more detailed discussion of such risks affecting the Company, please refer to Completel's registration statements and 10-K, 10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.


 Paris office: Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, FRANCE
                            Tel : +33 1 72 92 20 00
                               www.completel.com


COMPLETEL EUROPE N.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Stated in
thousands of Euros) (Unaudited)
                                                         September 30,                         December 31,
                            ASSETS                           2002                                   2001
CURRENT ASSETS:
  Cash and cash equivalents                                   73,277                              81,613
  Short-term investments, restricted                                                              16,694
  Customer accounts receivable,
    net of allowance for doubtful
    receivables of 919 and 658 respectively                   13,695                              18,357
  Affiliate receivables                                          586                               2,121
  VAT receivables                                             12,589                              24,472
  Prepaid expenses and other current assets                    5,076                              11,494
                                                           ---------                          ----------
      Total current assets                                   105,223                             154,751
                                                           ---------                          ----------
NON-CURRENT ASSETS:
  Property and equipment, net                                247,767                             277,807
  Licenses and other intangibles,
    net of accumulated amortization
    of 254 and 273 respectively                                  815                               2,104
  Goodwill                                                     5,793                               5,793
  Deferred financing costs, net                                                                    7,525
  Non-current investments, restricted                              -                               8,085
  Other non-current assets                                     1,381                               2,525
                                                           ---------                          ----------
      Total non-current assets                               255,756                             303,839
                                                           ---------                          ----------
TOTAL ASSETS                                                 360,979                             458,590
                                                           =========                           =========

        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Network vendor payables                                     10,819                              37,356
  Accrued liabilities                                          8,896                              11,640
  Accrued payroll                                              9,434                              10,256
  Trade accounts payable                                      26,289                              48,294
  Affiliate payables                                                                               1,393
                                                           ----------                          ----------
    Total current liabilities                                 55,438                             108,939
LONG TERM DEBT                                                 4,063                             227,735
                                                           ----------                          ----------
PREFERRED SHARES                                             126,306
TOTAL SHAREHOLDERS' EQUITY                                   175,172                             121,916
                                                            ---------                           ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   360,979                             458,590
                                                           ---------                           ----------

COMPLETEL EUROPE N.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF
OPERATIONS (Stated in thousands of Euros, except share and per share amounts)
(Unaudited)

                                                             Three Months Ended                   Nine Months Ended
                                                                 September 30,                      September 30,
                                                           ------------------------------     ---------------------------
                                                           2002               2001              2002              2001
                                                           --------         -------------     ---------        ----------

REVENUE                                                    23,364             19,787            70,410            53,989
OPERATING EXPENSES:
  Network costs                                            15,310            17,754            46,825            47,199
  Selling, general and administrative                      12,248            16,656            42,151            48,495
  Non-cash compensation charges                              414             (2,771)            3,329            (2,769)
  Depreciation and amortization                             7,370             7,073            22,597            19,092
  Restructuring, impairmentand other charges                (904)             2,686             8,108             4,175
                                                          ---------        ----------        ----------        ----------
       Total operating expenses                             34,438            41,398           123,010            116,192
                                                          ---------        ----------        ----------        ----------
OPERATING LOSS                                            (11,074)          (21,611)          (52,600)          (62,203)
OTHER INCOME(EXPENSE):
  Interest income                                            555              2,422             1,783            11,323
  Interest expense, net of capitalized interest            (6,890)           (7,478)          (22,831)          (22,834)
  Foreign exchange gain (loss) and other expense            (982)             2,857             9,496            (2,745)
  Net gain on debt for equity exchange                     91,057               -              91,057               -
  Gain on early extinguishment of debt                        -              16,009               -              16,009
                                                           --------         ---------        ----------        ----------
      Total other income (expense)                         83,740            13,810            79,505             1,753
                                                           --------         ---------        ----------        ----------

NET INCOME(LOSS)FROM CONTINUING OPERATIONS                 72,666            (7,801)           26,905           (60,450)
                                                           ---------        ---------        ----------        -----------

DISCONTINUED OPERATIONS:
  Loss from discontinued operations                           -             (17,401)           (5,148)          (55,874)

NET INCOME (LOSS)                                          72,666           (25,202)           21,757           (116,324)
                                                           ========         =========         =========         =========
ACCRETION OF CONVERTIBLE
  PREFERRED A SHARES                                        (293)               -               (293)               -
                                                           --------         ---------         ---------         ---------

NET INCOME (LOSS) APPLICABLE TO ORDINARY SHARES            72,373           (25,202)           21,464           (116,324)
                                                           ========         =========         =========         =========

BASIC INCOME (LOSS)PER ORDINARY SHARE                       91.29           (107.26)            50.75           (495.10)
                                                           ========         =========         =========         =========

DILUTED INCOME PER ORDINARY SHARE                           53.80                               35.61
                                                           ========         =========         =========         =========

WEIGHTED AVERAGE NUMBER OF ORDINARY
  SHARES OUTSTANDING                                       792,749          234,954           422,929            234,951
                                                           ========         =========         =========         =========

WEIGHTED AVERAGE NUMBER OF FULLY DILUTED
  ORDINARY SHARES OUTSTANDING                             1,350,559                           610,909
                                                          ---------         ----------        ---------         ----------
